Exhibit 10.2

Merrill Lynch International

Merrill Lynch Financial Centre

2 King Edward Street

London ECIA 1HQ

July 17, 2020

To:	Maxeon Solar Technologies, Ltd. 8 Marina Boulevard #05-02
Marina Bay Financial Centre
018981, Singapore
Attn: General Counsel

Re: Physical Delivery Share Forward Transaction

(Transaction Reference Number: [                                         ])

Dear Sir / Madam:

The purpose of this letter agreement (this “Confirmation”) is to set forth certain terms and conditions of the transaction entered into between Merrill Lynch International (“Dealer”) and Maxeon Solar Technologies, Ltd. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation shall constitute a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and together with the Swap Definitions, the “Definitions”) in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.       This Confirmation evidences a complete binding agreement between Counterparty and Dealer as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein) shall be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Master Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (1) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), (2) the election of US Dollars (“USD”) as the Termination Currency, and (3) (a) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Master Agreement shall apply to Dealer with a “Threshold Amount” of three percent of the shareholders’ equity of Dealer as of the Trade Date, (b) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi), (c) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Master Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s (or its subsidiaries’) banking business and (d) the following language shall be added to the end thereof: ”Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Business Days of such party’s receipt of written notice of its failure to pay.”) on the Trade Date. In the event of any inconsistency between the provisions of the Master Agreement, this Confirmation, the Swap Definitions, and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation, (ii) the Equity Definitions, (iii) the Swap Definitions and (iv) the Master Agreement.

2.       The Transaction constitutes a Share Forward for purposes of the Equity Definitions. Set forth below are the general terms and conditions related to the particular Transaction which shall govern the Transaction.

    General Terms.

Trade Date:	July 17, 2020

Effective Date:	The first day of the “note valuation period” (as defined in the Offering Memorandum dated July 9, 2020 (the “Offering Memorandum”) relating to the 6.50% Convertible Senior Notes due 2025 issued by Counterparty pursuant to an Indenture dated July 17, 2020 between Counterparty and Deutsche Bank Trust Company Americas, as trustee (the “Convertible Notes”), subject to cancellation of the Transaction as provided in Section 7(c) “Early Unwind” below.

Seller:	Dealer

Buyer:	Counterparty

Shares:	The ordinary share of Counterparty (Exchange Symbol: “MAXN”).

Number of Shares:	A number of Shares equal to the number of Shares sold pursuant to the underwriting agreement (the “Underwriting Agreement”) to be dated on or around the Exchange Business Day immediately prior to the first day of the “note valuation period” (as defined in the Offering Memorandum), between Counterparty and BofA Securities, Inc. and other underwriter(s) party thereto (the “Underwriters”), pursuant to which Counterparty shall issue approximately US$60.0 million worth of Shares in Counterparty to the Underwriters for no consideration in a registered offering under the U.S. Securities Act of 1933, as amended (the “Securities Act”) provided that the Number of Shares (in aggregate with number of Shares to be repurchased in connection with the prepaid forward share purchase transaction dated July 17, 2020 entered into between Dealer and Counterparty (the “Prepaid Forward Transaction”) be no more than 20% of the total number of ordinary Shares in the capital of Counterparty ascertained as at the date of the Counterparty Shareholder Purchase Approval (as defined below).

VWAP Price:	In respect of any Scheduled Trading Day, the volume-weighted average price per Share based on transactions executed in the United States on such Scheduled Trading Day, as determined by the Calculation Agent by reference to Bloomberg Page “MAXN <equity> AQR <Go>” (or any successor page thereto), in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Scheduled Trading Day; provided that if such price is not so reported for any reason or is manifestly erroneous, such Relevant Price determined by the Calculation Agent in good faith and in a commercially reasonable manner using, if practicable, a volume-weighted average. The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

VWAP Payment Amount:	An amount, whether positive or negative, equal to the arithmetic average of the VWAP Prices for each Scheduled Trading Day during the “note valuation period” (as defined in the Offering Memorandum) minus the volume-weighted average price at which the Underwriters (as defined below) consummate the sale of the Underwritten Securities (as defined in the Underwriting Agreement) pursuant to the terms and conditions set forth in the Underwriting Agreement, as determined by the Calculation Agent in its commercially reasonable discretion.

VWAP Payment Amount Settlement:

If (i) the VWAP Payment Amount is a positive number, Counterparty shall pay to Dealer an amount in USD equal to the product of (a) VWAP Payment Amount and (b) the Number of Shares, and (ii) if the VWAP Payment Amount is a negative number, Dealer shall pay to Counterparty an amount in USD equal to the absolute value of the product of (a) VWAP Payment Amount and (b) the Number of Shares, in each case on the VWAP Payment Amount Settlement Date.

On the Scheduled Trading Day immediately following the end of the note valuation period, Dealer shall provide Counterparty written notice of (1) the arithmetic average of the VWAP Prices for each Scheduled Trading Day during the note valuation period, (2) the Number of Shares and (3) the volume-weighted average price at which the Underwriters consummate the sale of the Underwritten Securities under the Underwriting Agreement that have been used by the Dealer to calculate the VWAP Payment Amount.

VWAP Payment Amount Settlement Date:	The date that is one Settlement Cycle following the last day of the “note valuation period” (as defined in the Offering Memorandum).

Forward Price:	USD0.00.

Prepayment:	Not Applicable.

Exchange:	The NASDAQ Global Select Market.

Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the word “United States” before the word “exchange” in the tenth line of such section.

Calculation Agent:

Dealer, subject to the following:

The Calculation Agent is Dealer, whose judgments, determinations and calculations as Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential data or information or any proprietary or confidential models used by it for such determination or calculation.

Settlement Terms:

Settlement Method Election:	Not Applicable.

Share Recipient:	If Counterparty has provided to Dealer evidence of a valid Counterparty Shareholder Purchase Approval allowing Physical Settlement on the Settlement Date pursuant to Section 6(r) below, Counterparty; otherwise, automatically the Designated Third Party and pursuant to Section 6(r) below.

Designated Third Party:	To be provided by Counterparty, including any third party trustee appointed by Counterparty to hold the Shares for the purpose of Counterparty’s employee share scheme. For the avoidance of doubt, such third party shall not hold the Shares for the benefit of the Counterparty.

Counterparty Shareholder Purchase Approval:	A special resolution by the shareholders of Counterparty authorizing a selective off-market purchase of the Number of Shares to be redelivered to Counterparty under this Confirmation (in aggregate with number of Shares to be repurchased in connection with the Prepaid Forward Transaction be no more than 20% of the total number of ordinary Shares in the capital of Counterparty ascertained as at the date of the Counterparty Shareholder Purchase Approval) for nil consideration in accordance with the terms of this Transaction pursuant to s.76D of the Companies Act, Chapter 50 of Singapore (as amended, supplemented and re-enacted from time to time) (“Companies Act”) to be passed each year prior to the date of the expiry of the then existing Counterparty Shareholder Purchase Approval so as to renew the shareholders’ approval under s.76D of the Companies Act for the selective off-market purchase annually (“annual buy-back mandate renewal”). Within five Business Days following the receipt of each annual buy-back mandate renewal, Counterparty and Dealer will enter into a supplemental confirmation of the Transaction in form and substance reasonably satisfactory to Dealer and Counterparty pursuant to such annual buy-back mandate renewal, setting out the maximum Number of Shares to be redelivered to Counterparty under this Confirmation (in aggregate with number of Shares to be repurchased in connection with the Prepaid Forward Transaction be no more than 20% of the total number of ordinary Shares in the capital of Counterparty calculated based on then existing Share capital of Counterparty ascertained as at the date of such subsequent Counterparty Shareholder Purchase Approval) that is authorized to be purchased pursuant to such annual buy-back mandate renewal. Dealer shall, and shall procure that its associated persons shall, abstain from voting on the initial Counterparty Shareholder Purchase Approval and subsequent Counterparty Shareholder Purchase Approvals sought at any general meeting of Counterparty in respect of the renewal of the annual buy-back mandate renewal in accordance with s.76D of the Companies Act.

Physical Settlement:	In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will deliver to the Share Recipient the Number of Shares on the Settlement Date.

Valuation Date:	July 15, 2025.

Settlement Date:	The date that is one Settlement Cycle following the Valuation Date.

Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Valuation Date” after the word “material,” in the third line thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its reasonable discretion and in good faith, based on advice of legal counsel, determines that it is advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures applicable to Dealer (provided that such requirements, policies and procedures relate to legal and regulatory issues and are generally applicable in similar situations and applied in a consistent manner in similar transactions), including any requirements, policies or procedures relating to Dealer’s commercially reasonable hedging activity hereunder, to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as reasonably practicable (but in no event later than two Scheduled Trading Days) that a Regulatory Disruption has occurred and the Valuation Date affected by it, and Dealer shall promptly notice Counterparty of any termination of such Regulatory Disruption.

Dividends:

Dividend Payment:	In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will pay to Counterparty the Dividend Amount on the second Currency Business Day immediately following the Dividend Payment Date.

Dividend Amount:	(a) 100% of the per Share amount of any cash dividend declared by Counterparty to holders of record of a Share on any record date occurring during the period from, and including, the Effective Date to, but excluding, the Settlement Date (net of any applicable deductions by reason of taxes), multiplied by (b) the Number of Shares on such record date (after giving effect to any reduction on such record date, if such record date is a Settlement Date).

Dividend Payment Date:	Each date on which the relevant Dividend Amount is paid by Counterparty to shareholders of record.

Share Adjustments:

Method of Adjustment:

Calculation Agent Adjustment; provided that the parties agree that (x) open market Share repurchases at prevailing market price and (y) Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions (including, without limitation, any discount to average VWAP prices) that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Shares shall not be considered Potential Adjustment Events; provided, further, that, the entry into any such accelerated share repurchase transaction, forward contract or similar transaction described in the immediately preceding proviso shall constitute a Potential Adjustment Event to the extent that, after giving effect to such transaction, the aggregate number of Shares repurchased during the term of the Transaction pursuant to all such transactions described in the immediately preceding proviso would exceed 20% of the number of Shares outstanding as of the Effective Date, as determined by Calculation Agent; provided further that Section 11.2(e)(vii) of the definition of Potential Adjustment Event is hereby amended by adding the term “corporate” after the word “other” and before the word “event” in such section.

For the avoidance of doubt, the payment of any cash dividend or distribution on the Shares shall not constitute a Potential Adjustment Event but instead be governed by the provisions set forth under the heading “Dividends” above.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment or Cancellation and Payment, at the commercially reasonable election of Dealer

Share-for-Combined:	Calculation Agent Adjustment or Cancellation and Payment, at the commercially reasonable election of Dealer

Consequences of Tender Offers:

Tender Offer	Applicable; provided that the definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Counterparty” in the third and fourth line thereof with “greater than 20% and less than 100% of the outstanding Shares of the Counterparty”.

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Calculation Agent Adjustment:	If, with respect to a Merger Event or a Tender Offer, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of Singapore or the United States, any State thereof or the District of Columbia, then Cancellation and Payment may apply at Dealer’s sole election.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange. For purposes of this Confirmation (x) the phrase “will be cancelled” in the first line of Section 12.6(c)(ii) of the Equity Definitions shall be replaced with the phrase “may be cancelled by Dealer in its commercially reasonable discretion” and (y) the words “if so cancelled” shall be inserted immediately following the word “and” in the second line of Section 12.6(c)(ii) of the Equity Definitions.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that (1) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption,” and (2) Section 12.9(a) of the Equity Definitions is hereby amended by inserting (i) the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (ii) the following at the end of such Section: “Such inability described in clause (A) or (B) above shall not constitute a “Hedging Disruption” if such inability results solely from the Hedging Party’s creditworthiness or financial position”.

Increased Cost of Hedging:	Applicable; provided that for purposes of this Confirmation (1) (x) the comma immediately preceding “(B)” in the seventh line of Section 12.9(b)(vi) of the Equity Definitions shall be replaced with the word “or”, (y) clause (C) of Section 12.9(b)(vi) of the Equity Definitions shall be deleted and (z) the words “either party” in the twelfth line of Section 12.9(b)(vi) of the Equity Definitions shall be replaced with the words “the Hedging Party” and (2) such increased cost described in Section 12.9(a)(vi) of the Equity Definitions shall not constitute an “Increased Cost of Hedging” if such increased costs results from solely the Hedging Party’s creditworthiness or financial position.

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer who, in such capacity, shall make all determinations and calculations in good faith and in a commercially reasonable manner.

Determining Party:

For all Extraordinary Events, Dealer, in each case subject to the following:

The Determining Party is Dealer, whose judgments, determinations and calculations as Determining Party shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Determining Party hereunder, upon a written request by Counterparty, the Determining Party shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Determining Party shall not be obligated to disclose any proprietary or confidential data or information or any proprietary or confidential models used by it for such determination or calculation.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

3.	Account Details:

(a)	Account for payments to Counterparty:

To be provided by Counterparty.

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Dealer:

Beneficiary Bank: Bank of America

ABA: 026-009-593

SWIFT: BOFAUS3N

Acct #: 65504-60511

Acct Name: Merrill Lynch International Equity Derivatives, London

SWIFT: MLILGB2A

Account for delivery of Shares from Dealer:

To be provided by Dealer.

4.	Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: London.

5.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Maxeon Solar Technologies, Ltd.

8 Marina Boulevard #05-02

Marina Bay Financial Centre

018981, Singapore

Attn: General Counsel

(b)	Address for notices or communications to Dealer:

Merrill Lynch Financial Centre

2 King Edward Street

London EC1A 1HQ

with a copy to:

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

Attn: Chris Hutmaker, Managing Director; Robert Stewart, Assistant General Counsel

Telephone: 646-855-8907; 646-855-0711

Email: chris.hutmaker@bofa.com; rstewart4@bofa.com

6.	Representations, Warranties and Agreements.

All of the representations and warranties of Counterparty set forth in the Underwriting Agreement are true and correct and are hereby deemed to be made to and repeated to Dealer as if set forth herein. Furthermore, in addition to the representations set forth in the Master Agreement, Counterparty represents and warrants to, and agrees with, Dealer, on the Trade Date, that:

(a)       (i) It is not entering into the Transaction on behalf of or for the accounts of any other person or entity, and will not transfer or assign its obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it understands that the Transaction is subject to complex risks which may arise without warning and may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; (iii) it is authorized to enter into the Transaction and such action does not violate any laws of its jurisdiction of incorporation, organization or residence (including, but not limited to, any applicable position or exercise limits set by any self-regulatory organization, either acting alone or in concert with others) or the terms of any agreement to which it is a party; (iv) it has consulted with its legal advisor(s) and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from the Transaction; (v) it has concluded that the Transaction is suitable in light of its own investment objectives, financial condition and expertise; and (vi) neither Dealer nor any of its affiliates has advised it with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction, and neither Dealer nor any of its affiliates is acting as agent, or advisor for Counterparty in connection with the Transaction.

(b)       Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(c)       The reports and other documents filed by Counterparty with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Counterparty is not in possession of any material nonpublic information regarding the business, operations or prospects of Counterparty or the Shares.

(d)       Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)       Counterparty shall not from the fifth Scheduled Trading Day immediately prior to the Effective Date until the end of the “note valuation period” (as defined in the Offering Memorandum), engage in a distribution, as such term is used in Regulation M under the Exchange Act of any securities of Counterparty, other than (i) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M or (ii) the offering pursuant to the Underwriting Agreement. Counterparty shall not, during the period beginning on, and including, the 61st Scheduled Trading Day immediately preceding July 15, 2025 and ending on, and including, the second Scheduled Trading Day immediately following the “Maturity Date” (as defined in the Offering Memorandum) (the “Prohibited Period”), engage in any such distribution, other than a distribution meeting the requirements of one of the exceptions set forth in Rule 101(b) and Rule 102(b) of Regulation M.

(f)       The Transaction was approved by the board of directors of Counterparty, and Counterparty is entering into the Transaction solely for the purposes stated in such board resolution. There is no internal policy of Counterparty, whether written or oral, that would prohibit Counterparty from entering into any aspect of the Transaction, including, but not limited to, the receipt of Shares pursuant hereto.

(g)       Subject to the Counterparty Shareholder Purchase Approvals for Physical Settlement of this Transaction to be obtained pursuant to Section 6(r)(ii) below, Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction and the Counterparty Shareholder Purchase Approval for Physical Settlement of this Transaction valid until the next annual general meeting of Counterparty following the Trade Date; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(h)       On and immediately after the Effective Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, and (D) Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)).

(i)       Counterparty has made, and will make, all filings required to be made by it with the SEC, any securities exchange or any other regulatory body with respect to the Transaction contemplated hereby.

(j)       Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of (i) the constitution (or any equivalent documents) of Counterparty other than the requirement to obtain the Counterparty Shareholder Purchase Approval relating to Physical Settlement of this Transaction pursuant to Section 6(r)(ii) below, or (ii) any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (iii) any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have a material adverse effect on the ability of Counterparty to meet its obligations under the Transaction.

(k)       No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act, or state securities laws.

(l)       Counterparty is not and, after giving effect to the transactions contemplated in this Confirmation, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(m)       Each of the Counterparty and the Dealer is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(n)       No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being financial institutions or broker-dealers.

(o)       On the Effective Date and on any day during the Prohibited Period, neither Counterparty nor any “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(p)       Counterparty and Dealer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(q)       Counterparty (x) represents and warrants that it has not, as of the Trade Date and will not have as of the Effective Date, applied for or received a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that Counterparty comply with a requirement not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in the condition, made a capital distribution or will make a capital distribution, or (ii) for which the terms of the Transaction would cause Counterparty to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance and (y) acknowledges that entering into the Transaction may limit its ability to receive such loan, loan guarantee, direct loan.

(r)       Counterparty (i) has, as of the Trade Date, obtained the initial Counterparty Shareholder Purchase Approval that is valid until the next annual general meeting of Counterparty following the Trade Date, (ii) shall (x) use its reasonable best efforts to obtain a Counterparty Shareholder Purchase Approval at a general meeting of Counterparty to be held each year prior to the expiry of the then Counterparty Shareholder Purchase Approval during the term of this Transaction and (y) provide a copy of each such annual buy-back mandate renewal to Dealer within five Business Days after each such general meeting of Counterparty, and (iii) if the annual buy-back mandate renewal is not obtained at any general meeting of Counterparty to be held during the term of this Transaction, shall (A) on the close of such general meeting inform Dealer that the Counterparty Shareholder Purchase Approval has lapsed and (B) provide to Dealer, by the fifth Business Day prior to the first day of the Prohibited Period, (x) a settlement instruction with details of the Designated Third Party to whom the Number of Shares are to be delivered on the Settlement Date and (y) evidence that such Designated Third Party has been duly authorized by Counterparty to take such delivery.

7.	Other Provisions.

(a) Opinions. (i) On or prior to the Trade Date, Counterparty shall deliver to Dealer an opinion of Singapore counsel, dated as of the Trade Date, and (ii) on or prior to the Effective Date, Counterparty shall deliver to Dealer an opinion of New York counsel, dated as of the Effective Date, in form and substance reasonably satisfactory to Dealer, with respect to the matters set forth in Section 6(g), Section 6(j), Section 6(k) and Section 6(l) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Master Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Master Agreement.

(b) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Notice Percentage as determined on such day is greater than 1.0%. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the number of Shares subject to such repurchase and the denominator of which is the number of Shares outstanding immediately prior to such repurchase. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable, out-of-pocket fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is a party and indemnity has been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)    Early Unwind. In the event (i) the “distribution date for the Maxeon spin-off” (as described in the Offering Memorandum) does not occur on or before the “Maxeon spin-off deadline date” (as defined in the Offering Memorandum) or (ii) the sale of the “Underwritten Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriters for any reason pursuant to the terms and conditions of the Underwriting Agreement (the date of such occurrence, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(d)    Transfer or Assignment.

(i) Dealer may transfer or assign (a “Transfer”) all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent to any affiliate of Dealer, but, only if (1) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment, (2) as a result of such Transfer, Counterparty will not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Master Agreement, as applicable, greater than the amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment and (3) such affiliate of Dealer (x) has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such Transfer or (y) whole obligations hereunder will be guaranteed, pursuant to terms of a customary guarantee in a form used by Dealer generally for similar transactions by Dealer, or (B) with Counterparty’s consent (whose consent shall not be unreasonably withheld) (1) to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness (or to any other third party whose obligations are guaranteed by an entity with a rating for its long term, unsecured and unsubordinated indebtedness) equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer and (2) as a result of such Transfer, Counterparty will not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Master Agreement, as applicable, greater than the amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment. Dealer shall provide prior written notice to Counterparty of any such Transfer.

If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Forward Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment (or if applicable, in accordance with and subject to Section 7(f), delivery) shall be made pursuant to Section 6 of the Master Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 7(f) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Forward Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the Number of Shares and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity or making the Shares subject to redemption) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(ii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee shall assume such obligations (a “Dealer Affiliated Entity”). Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance by such Dealer Affiliated Entity of Dealer’s obligations hereunder.

(e) Staggered Settlement. If upon advice of counsel with respect to any legal, regulatory or self-regulatory requirements or related policies or procedures applicable to Dealer, including any requirements, policies or procedures relating to Dealer’s hedging activities hereunder that would be customarily applicable to transactions of this type by Dealer, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver the Daily Number of Shares otherwise deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on a Nominal Settlement Date as follows:

(1)

in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the twentieth (20th) Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date or delivery times;

(2)

the aggregate number of Shares that Dealer will deliver to Counterparty or the Designated Third Party hereunder on all such Staggered Settlement Dates or delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(3)

the Physical Settlement terms will apply on each Staggered Settlement Date, except that the Daily Number of Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates or delivery times as specified by Dealer in the notice referred to in clause (1) above.

Notwithstanding anything herein to the contrary, solely in connection with a Staggered Settlement Date, Dealer shall be entitled to deliver Shares to Counterparty from time to time prior to the date on which Dealer would be obligated to deliver them to Counterparty or Designated Third Party pursuant to the Physical Settlement terms set forth above, and Counterparty agrees to credit all such early deliveries against Dealer’s obligations hereunder in the direct order in which such obligations arise. No such early delivery of Shares will accelerate or otherwise affect any of Counterparty’s obligations to Dealer hereunder.

(f) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event, and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Master Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below).

Share Termination Alternative:	Subject to the Counterparty Shareholder Purchase Approvals for Physical Settlement of this Transaction being obtained and in force, if applicable, Dealer shall deliver to Counterparty (or, the Designated Third Party if the Counterparty Shareholder Purchaser Approval with respect to Physical Settlement is not in force) the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Master Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation, divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property or the per Share unwind price of any Share-linked Hedge Positions, as the case may be.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(g) Securities Contract, Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default, Early Termination Event, Extraordinary Event or Additional Disruption Event under this Confirmation with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(h) No Collateral, Netting or Setoff. Notwithstanding any provision of the Master Agreement, or any other agreement between the parties, to the contrary, no collateral is transferred in connection with the Transaction. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Master Agreement) against any other obligations of the parties, whether arising under the Master Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Master Agreement) against obligations under the Transaction, whether arising under the Master Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(i) Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of ordinary shareholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(j) Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York (without reference to choice of law doctrine).

(k) Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(l) Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(m) Right to Extend. Dealer may postpone or add, in whole or in part, the Valuation Date and Settlement Date, or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Number of Shares hereunder, if Dealer reasonably determines, in its discretion, based on advice of counsel, that such action is necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements or related policies and procedures applicable to Dealer, including any requirements, policies or procedures relating to Dealer’s hedging activities hereunder; provided that such requirements, policies and procedures are generally applicable in similar situations and applied in a consistent manner in similar transactions); provided further that in no event shall Dealer have the right to postpone or add Settlement Dates or any other date of valuation, payment or delivery beyond the 80th Scheduled Trading Day immediately following the Valuation Date.

(n) Further Assurance. Each party shall, and shall use its best endeavours to, procure that any necessary third party shall, from time to time execute such documents and do all such acts and things as the other party may reasonably require to give effect to the transactions contemplated herein and to comply with the requirements under s. 76D of the Companies Act (including without limitation the entry into any confirmations of and/or supplementals to this Confirmation).

(o) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Master Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Master Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Master Agreement)).

(p) Notice. Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default in respect of which it would be the Defaulting Party, a Termination Event in respect of which it would be an Affected Party, a Potential Adjustment Event or an Extraordinary Event (including without limitation an Additional Disruption Event), notify Dealer within one Scheduled Trading Day of the occurrence of obtaining such knowledge.

(q) Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Valuation Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares in a manner that may be adverse to Counterparty.

(r) [Reserved].

(s) Tax Matters.

(i)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Master Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Master Agreement. Counterparty shall provide to Dealer tax forms and documents required to be delivered pursuant to Sections 1471(b) or Section 1472(b)(1) of the Code promptly upon request by Dealer and any other tax forms and documents it is legally able to provide that are reasonably requested by Dealer.

(ii)

HIRE Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Master Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(iii)

Tax documentation. Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-8BEN-E, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect. Additionally, Counterparty shall, promptly upon request by Dealer, provide such other tax forms and documents reasonably requested by Dealer.

(iv)

Tax Representations. Counterparty represents to Dealer that: it is a “non-U.S. branch of a foreign person” for purposes of section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations and a “foreign person” for purposes of section 1.6041-4(a)(4) of the United States Treasury Regulations.

(v)

Stamp Tax. Counterparty shall pay, and indemnify Dealer (including for this purpose, its affiliates) for, any stamp duty or any registration, documentary, issuance, transfer, financial transaction or other similar taxes or duties (including, in each case, penalties and interest in relation thereto) with respect to the Shares arising in connection with the Transaction or related hedging activities.

(v)

Survival. For the avoidance of doubt, parties’ obligations under this Confirmation or the Master Agreement to pay for or indemnify the other party for, or gross up, any taxes or duties (and any related amounts) shall survive any assignment or performance or termination of the Transaction.

(t) Initial Hedge Position Counterparties. Dealer agrees that it will use commercially reasonable efforts to establish its initial Hedge Positions, or portion thereof, with respect to the Transaction that consists of over-the-counter equity derivatives transactions relating to the Shares with one or more counterparties that Dealer believes in good faith to be a purchaser of the Convertible Notes at or around the time it agrees to enter into such transaction with such counterparty (it being understood that for the avoidance of doubt, following the establishment of such Hedge Positions, Dealer shall not be required to maintain any such Hedge Positions with any such counterparties).

(u) Adjustments. For the avoidance of doubt, whenever the Calculation Agent or Determining Party is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent or Determining Party shall make such adjustment by reference to the effect (including the effect of any taxes) of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(v) Shares to be Delivered. Without otherwise limiting Dealer’s rights under any other provision of the Agreement, Dealer covenants that any Shares to be delivered by Dealer to Counterparty pursuant to this Confirmation will be purchased by Dealer or its affiliates (i) from the open market, (ii) from a person or entity that received such Shares upon conversion of Convertible Notes or (iii) from a person or entity that, at the time such person or entity is identified by Dealer for such purchase, already holds such Shares, and that represents to Dealer that it did not receive such Shares as a result of the “Maxeon spin-off” (as defined in the Offering Memorandum).

[Signatures to follow on separate page]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Yours sincerely,

MERRILL LYNCH INTERNATIONAL

By:	/s/ Roman Meyer
Name: Roman Meyer
Title: Managing Director

Confirmed as of the date first

above written:

MAXEON SOLAR TECHNOLOGIES, LTD.

By:	/s/ Joanne Solomon
Name: Joanne Solomon
Title: Chief Financial Officer